                                                Filed Pursuant to Rule 424(b)(3)
                                                             File No. 333-106476


                AMERICAN BUSINESS FINANCIAL SERVICES, INC. NOTES
               (INVESTMENT NOTES AND UNINSURED MONEY MARKET NOTES)

                                                                        J062204N

                                 RATE SUPPLEMENT

                       Prospectus Supplement dated 6/15/04


                                                                    PRINCIPAL AMOUNT $5,000 OR GREATER
                                   PRINCIPAL AMOUNT              TRADITIONALLY RESERVED FOR NEW INVESTMENTS
                                   $1,000 TO $4,999                         OF $100,000 OR GREATER

         Term                    Rate         Annual Yield*              Rate            Annual Yield*
-----------------------------------------------------------------------------------------------------------------
         3-5 mos.               7.95%           8.27%                   8.20%                8.54%

            6 mos.              10.15%          10.68%                  10.40%               10.95%

         7-11 mos.              10.00%          10.51%                  10.25%               10.79%

        12-29 mos.              10.55%          11.12%                  10.80%               11.40%

           13 MOS.              11.50%          12.18%                  11.75%               12.46%

       30-120 mos.              11.00%          11.62%                  11.25%               11.90%

        Uninsured
   Money Market Note**           4.88%           5.00%                   4.88%                5.00%

-----------------------------------------------------------------------------------------------------------------

                          Minimum Investment is $1,000


  AMERICAN BUSINESS FINANCIAL SERVICES, INC. IS A NASDAQ LISTED COMPANY (ABFI)

An offer can be made only by the Prospectus dated November 7, 2003 and Prospectus Supplement dated May 14, 2004, delivered in conjunction with this Rate Supplement. See "Risk Factors" in the Prospectus for a discussion of certain factors which should be considered in connection with an investment in the Notes.

* The Annual Yield assumes all interest reinvested daily for 1 year. For terms less than 1 year: Annual Yield provided for comparison purposes; actual yield to maturity will be less.

These rates are available from June 19, 2004 through June 30, 2004.

**The interest paid on the Uninsured Money Market Notes is subject to change from time to time at the sole discretion of ABFS provided that such rates shall not be reduced below 4% per year. Written notice of any decrease in rate will be provided to holders of such Notes at least 14 days prior to the effective date of the change. No notice will be provided in connection with an increase in the interest rate paid on such Notes.

You may obtain an additional copy of the Prospectus dated November 7, 2003 and Prospectus Supplement dated May 14, 2004 free of charge from American Business Financial Services, Inc. by calling (800)776-4001.

 INVESTMENT NOTES AND UNINSURED MONEY MARKET NOTES REPRESENT OBLIGATIONS OF ABFS
    AND ARE NOT CERTIFICATES OF DEPOSIT OR INSURED OR GUARANTEED BY THE FDIC
                       OR ANY OTHER GOVERNMENTAL AGENCY.


                                    ABFS(SM)
                      AMERICAN BUSINESS FINANCIAL SERVICES

                   PO Box 11716 o Philadelphia, PA 19101-9928
                              www. ABFSonline.com
                       FOR INFORMATION CALL 1-800-776-4001